Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG	Contacts:
Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com
180 Maiden Lane	Jon Diat (Media): 212-770-3505; jon.diat@aig.com
New York, NY 10038
www.aig.com

AIG REPORTS THIRD QUARTER 2013 NET INCOME ATTRIBUTABLE TO AIG OF $2.2 BILLION AND DILUTED EARNINGS PER SHARE OF $1.46

•	Third quarter 2013 after-tax operating income attributable to AIG of $1.4 billion; after-tax operating income per share attributable to AIG of $0.96

•	Growth in Insurance operating income of 38 percent to $2.2 billion from the prior-year third quarter

•	AIG Property Casualty accident year underwriting results improved from the prior-year quarter

•	AIG Life and Retirement benefitted from strong sales and overall positive net flows

•	Mortgage Guaranty continued to benefit from United Guaranty Corporation’s proprietary risk selection model and an improving housing market

•	Increase in book value per share, excluding accumulated other comprehensive income (AOCI), of 8 percent from year end 2012 to $62.68, and $67.10 on a reported basis for a one percent increase

NEW YORK, October 31, 2013 – American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG of $2.2 billion for the quarter ended September 30, 2013, compared to $1.9 billion for the third quarter of 2012. After-tax operating income attributable to AIG was $1.4 billion for the third quarter of 2013, compared to $1.6 billion for the prior-year third quarter. Net income attributable to AIG for the quarter exceeded after-tax operating income attributable to AIG largely due to valuation allowance releases associated with deferred tax assets from capital loss carryforwards, partially offset by a $260 million after-tax increase to litigation reserves related to legacy crisis matters.

Diluted earnings per share attributable to AIG were $1.46 for the third quarter of 2013, compared to $1.13 for the third quarter of 2012. After-tax operating income per share attributable to AIG was $0.96 for the third quarter of 2013, compared to $0.99 in the third quarter of 2012.

“AIG’s solid performance this quarter underscores the strong fundamentals of our businesses, and builds upon the momentum that we generated in the first half of this year,” said Robert H. Benmosche, President and Chief Executive Officer. “Our insurance operations reported improved pre-tax operating profits this quarter from the third quarter of 2012, and we continue to remain optimistic about the future.

“Every day, we reaffirm our commitment to our customers around the world by creating and offering innovative insurance protection and retirement products that meet their needs. As we work together and capitalize upon the diverse areas of expertise within AIG, we’re seeing the results of our continued investments in our business, our infrastructure, and our people.”

FOR IMMEDIATE RELEASE

Mr. Benmosche concluded, “We remain committed to product innovation, strong partnerships with sales and distribution, vigilance on our expenses, and the ongoing diversification of risk. At the same time, we will continue to improve our technology, systems, and processes. I am pleased with the progress we have made as we continue to execute the vision we have iterated from the start – creating a company and workforce that are streamlined, nimble, and transparent.”

Capital and Liquidity

•	Shareholders’ equity totaled $98.8 billion at September 30, 2013

•	Issued $1 billion of senior debt in each of August 2013 and October 2013; redeemed $500 million of debt and repurchased approximately 4 million common shares for an aggregate purchase price of approximately $192 million in the third quarter of 2013

•	Cash dividends to AIG Parent from AIG Property Casualty and AIG Life and Retirement subsidiaries totaled $1.9 billion in the third quarter of 2013

•	AIG Parent liquidity sources amounted to approximately $16.9 billion at September 30, 2013, including $12.7 billion of cash, short-term investments, and unencumbered fixed maturity securities

AFTER-TAX OPERATING INCOME

	Three Months Ended September 30,
(in millions)	2013	2012	Change
Pre-tax operating income
Insurance Operations:
AIG Property Casualty	$1,044	$786	33%
AIG Life and Retirement	1,144	826	38
Mortgage Guaranty (reported in Other Operations)	43	3	NM

Total Insurance Operations	2,231	1,615	38

Direct Investment book	110	428	(74)
Global Capital Markets	29	190	(85)
Change in fair value of AIA (including realized gains in 2012)	—	527	(100)
Change in fair value of ML III	—	330	(100)
Interest expense	(334)	(416)	(20)
Corporate expenses	(282)	(166)	70
Other	(45)	14	NM

Pre-tax operating income	1,709	2,522	(32)

Income tax expense	(307)	(896)	(66)
Other noncontrolling interest	19	(5)	NM

After-tax operating income attributable to AIG	$1,421	$1,621	(12)%

FOR IMMEDIATE RELEASE

All operating segment comparisons that follow are to the third quarter of 2012 unless otherwise noted.

AIG PROPERTY CASUALTY

	Three Months Ended September 30,
($ in millions)	2013	2012	Change
Net premiums written	$8,660	$8,712	(1)%
Net premiums earned	8,427	8,752	(4)
Underwriting loss	(135)	(441)	69
Net investment income	1,179	1,227	(4)

Pre-tax operating income	$1,044	$786	33%

Underwriting ratios:
Loss ratio	67.3	71.4	(4.1) pts
Acquisition ratio	19.7	19.5	0.2
General operating expense ratio	14.6	14.1	0.5

Combined ratio	101.6	105.0	(3.4)

Accident year loss ratio, as adjusted	63.7	66.5	(2.8)
Accident year combined ratio, as adjusted	98.0	100.1	(2.1) pts

AIG Property Casualty’s pre-tax operating income grew 33 percent to $1.0 billion due to improved underwriting results that were partially offset by a decline in net investment income from lower returns on alternative investments and mutual funds. The third quarter 2013 accident year combined ratio, as adjusted, which excludes catastrophe losses and prior-year development, improved 2.1 points to 98.0, reflecting a continued shift to higher value business, enhanced risk selection, and improved pricing. As part of AIG’s continued focus on capital management, AIG Property Casualty distributed $716 million in cash dividends to AIG Parent during the third quarter of 2013.

The third quarter 2013 combined ratio was 101.6, reflecting a 3.4 point improvement. Catastrophe losses were $222 million compared to $261 million. Net adverse development was $72 million (net of premium adjustments), primarily in the U.S. Commercial Insurance business, compared to $145 million (net of premium adjustments) for the third quarter of 2012. The third quarter 2013 accident year loss ratio, as adjusted, improved to 63.7, compared to 66.5, reflecting the continued effect of the execution of AIG’s strategic initiatives and positive pricing trends, partially offset by an increase of $71 million in severe losses. The third quarter 2013 acquisition ratio increased 0.2 points to 19.7, reflecting a change in business mix and higher costs in growth-targeted lines of business. The general operating expense ratio was 14.6, a 0.5 point increase, as a result of increased personnel-related costs and a lower net premiums earned base, partially offset by lower bad debt expenses and reduced costs for infrastructure projects.

Third quarter 2013 net premiums written, excluding the effects of foreign exchange, a change in the timing of recognizing excess of loss ceded premiums and loss sensitive premium adjustments, increased 3 percent, reflecting growth of new business and rate increases. Net premiums written decreased 1 percent to $8.7 billion on a reported basis. Excluding the effects of foreign exchange, a change in the timing of recognizing excess of loss ceded premiums and loss sensitive premium adjustments, Commercial Insurance and Consumer Insurance third

FOR IMMEDIATE RELEASE

quarter 2013 net premiums written grew 2 and 4 percent, respectively. Commercial Insurance continues to focus on growing higher value lines of business and rate strengthening while Consumer Insurance continues to grow across product lines, expanding direct marketing as part of its multi-channel distribution strategy.

COMMERCIAL INSURANCE UNDERWRITING

	Three Months Ended September 30,
($ in millions)	2013	2012	Change
Net premiums written	$5,222	$5,099	2%
Net premiums earned	5,142	5,239	(2)
Underwriting loss	$(8)	$(317)	97%

Underwriting ratios:
Loss ratio	71.8	78.0	(6.2) pts
Acquisition ratio	15.8	15.6	0.2
General operating expense ratio	12.6	12.4	0.2

Combined ratio	100.2	106.0	(5.8)

Accident year loss ratio, as adjusted	66.2	70.8	(4.6)
Accident year combined ratio, as adjusted	94.6	98.8	(4.2) pts

The Commercial Insurance combined ratio improved 5.8 points to 100.2. The third quarter 2013 accident year loss ratio, as adjusted, improved 4.6 points to 66.2, reflecting the continued execution of AIG’s multi-faceted strategy to enhance risk selection, pricing discipline, exposure management, and claims processing, partially offset by higher severe losses in Property and Specialty totaling $211 million, compared to $120 million in the third quarter of 2012. The third quarter 2013 acquisition ratio increased 0.2 points to 15.8, primarily as a result of a change in the business mix. The general operating expense ratio increased 0.2 points to 12.6 primarily due to increased personnel-related costs and a lower net premiums earned base, partially offset by decreases in bad debt expenses.

CONSUMER INSURANCE UNDERWRITING

	Three Months Ended September 30,
($ in millions)	2013	2012	Change
Net premiums written	$3,441	$3,630	(5)%
Net premiums earned	3,270	3,473	(6)
Underwriting income	$4	$43	(91)%

Underwriting ratios:
Loss ratio	58.8	58.3	0.5 pts
Acquisition ratio	26.1	25.7	0.4
General operating expense ratio	15.0	14.8	0.2

Combined ratio	99.9	98.8	1.1

Accident year loss ratio, as adjusted	58.5	57.7	0.8
Accident year combined ratio, as adjusted	99.6	98.2	1.4 pts

FOR IMMEDIATE RELEASE

The Consumer Insurance combined ratio increased 1.1 points to 99.9, and the accident year loss ratio, as adjusted, increased 0.8 points to 58.5, primarily due to higher retail warranty losses, partially offset by improvements in automobile and personal property as a result of rate and underwriting actions. The third quarter 2013 acquisition ratio increased 0.4 points to 26.1 due to a change in business mix and higher costs in growth-targeted lines of business. The general operating expense ratio increased 0.2 points primarily due to increased personnel-related costs.

AIG LIFE AND RETIREMENT

	Three Months Ended September 30,
($ in millions)	2013	2012	Change
Premiums and deposits	$8,422	$4,785	76%
Net investment income	2,467	2,597	(5)

Pre-tax operating income:
Retail	846	548	54
Institutional	298	278	7

Total pre-tax operating income	1,144	826	38

Assets Under Management	$304,399	$275,479	10%

AIG Life and Retirement pre-tax operating income increased 38 percent to $1.1 billion. The business generated strong sales of variable annuities and retail mutual funds, and also experienced a significant increase in fixed annuity deposits in the quarter. Net flows showed continued positive momentum, increasing nearly $3.0 billion from the prior-year period. Increased flows and higher account balances resulted in higher fee income in the quarter. Results also benefitted from AIG Life and Retirement’s ongoing strategy of active spread management. Offsetting these improvements, net investment income declined modestly, principally due to lower returns on alternative investments and the impact of historically low market interest rates. Pre-tax operating income also reflected positive adjustments netting to $118 million related to a review of estimated gross profit assumptions, while the prior-year period reflected $196 million in charges for reserve-related and other items.

Net investment income declined 5 percent to $2.5 billion, primarily due to lower returns on alternative investments and declines in base yields and yield enhancements, including call and tender income. The base investment yield was 5.26 percent compared to 5.38 percent in the third quarter of 2012. This decline reflected the current interest rate environment and reinvestment of assets over the last 12 months at rates that were lower than the weighted average yield of the overall portfolio. AIG Life and Retirement continued to manage profitability actively through crediting rate actions on existing spread business and disciplined pricing on new business. Consistent with prior quarters, AIG Life and Retirement realized significant capital gains in its fixed maturity investment portfolio in connection with utilizing capital loss carryforwards. Reinvestment of proceeds from such sales has also reduced the base investment yield.

Assets under management rose 10 percent to $304 billion. Net flows and account values increased substantially compared to the prior-year period. These increases were driven by strong demand for Retail products due to innovative and competitive product design, favorable market conditions, and

FOR IMMEDIATE RELEASE

increased penetration within several of AIG Life and Retirement’s strategic distribution firms. Strong equity market performance further drove the increase in account values. The development of the stable value wrap business also accounted for a substantial amount of the growth in assets under management. The decline in AIG Life and Retirement’s unrealized gain position on available for sale securities due to rising interest rates partially offset the increase in assets under management.

Premiums and deposits totaled $8.4 billion, up 76 percent, driven by growth in sales of investment-oriented products, including individual variable annuities, retail mutual funds and fixed annuities. Premiums and deposits for Retirement Income Solutions and Retail Mutual Fund product lines increased 133 percent and 121 percent, respectively. Fixed Annuities product line sales totaled nearly $1.2 billion for the quarter, up from $173 million.

The Retail operating segment reported quarterly pre-tax operating income of $846 million, an increase of 54 percent, driven by higher fee income on variable annuity separate account assets, active spread management on interest rate sensitive products and the net positive impact of adjustments to reflect updated estimated gross profit assumptions.

The Institutional operating segment reported quarterly pre-tax operating income of $298 million, an increase of 7 percent. Results were driven by higher fee income and lower interest crediting rates due to active spread management, which were offset by lower net investment income and the negative impact of adjustments to reflect updated estimated gross profit assumptions. The favorable comparison to the prior-year quarter is partially attributable to a charge related to guaranteed investment contracts.

In the third quarter of 2013, AIG Life and Retirement distributed $1.2 billion in cash dividends to AIG Parent.

MORTGAGE GUARANTY

	Three Months Ended September 30,
(in millions)	2013	2012	Change
New insurance written	$14,437	$10,741	34%
Net premiums written	272	219	24
Net premiums earned	204	177	15
Underwriting income (loss)	11	(35)	NM
Net investment income	32	38	(16)

Pre-tax operating income	$43	$3	NM %

United Guaranty Corporation (UGC) reported pre-tax operating income of $43 million for the third quarter of 2013, compared to pre-tax operating income of $3 million in the third quarter of 2012. Current quarter results reflected increased net premiums earned from business written after 2008 using UGC’s risk-based pricing underwriting approach along with minimal reserve development in its first-lien book of business.

Net premiums written increased 24 percent to $272 million. First-lien new insurance written increased 34 percent to $14.4 billion in principal of loans insured, driven by market acceptance of UGC’s risk-based pricing model by an increasing number of lenders, as well as the addition and expansion of distribution channels. Quality remained high, with an average FICO score of 752, and an average loan-to-value of 92 percent on new business.

FOR IMMEDIATE RELEASE

OTHER OPERATIONS

AIG’s Other Operations (excluding Mortgage Guaranty) reported a third quarter 2013 pre-tax operating loss of $583 million, compared to pre-tax operating income of $851 million for the third quarter of 2012. The pre-tax operating loss for the third quarter of 2013 included a decline in Global Capital Markets earnings resulting primarily from a decline in unrealized market valuation gains related to the super senior credit default swap portfolio. Direct Investment book also contributed to the decline in pre-tax operating income primarily because of a decline in net credit valuation adjustments on assets and liabilities for which the fair value option was elected.

Third quarter 2012 results included $857 million of pre-tax net fair value gains related to AIG’s interest in Maiden Lane III LLC and AIA Group Limited.

Conference Call

AIG will host a conference call tomorrow, Friday, November 1, 2013, at 8:00 a.m. EDT to review these results. The call is open to the public and can be accessed via a live listen-only webcast at www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Information section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate.” These projections, goals, assumptions and statements may address, among other things: the monetization of AIG’s interests in International Lease Finance Corporation (ILFC), including whether AIG’s proposed sale of up to 90 percent of ILFC will be completed and if completed, the timing and final terms of such sale; AIG’s exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, and sovereign bond issuers; AIG’s exposure to European governments and European financial institutions; AIG’s strategy for risk management; AIG’s generation of deployable capital; AIG’s return on equity and earnings per share long-term aspirational goals; AIG’s strategies to grow net investment income, efficiently manage capital and reduce expenses; AIG’s strategies for customer retention, growth, product development, market position, financial results and reserves; and the revenues and combined ratios of AIG’s subsidiaries. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements.

FOR IMMEDIATE RELEASE

Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a savings and loan holding company, as a systemically important financial institution and as a global systemically important insurer; concentrations in AIG’s investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; judgments concerning the recognition of deferred tax assets; and such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, Part II, Item 1A. Risk Factors in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, and Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in AIG’s Annual Report on Form 10-K for the year ended December 31, 2012. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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Comment on Regulation G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful, representative and most transparent. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States.” The non-GAAP financial measures AIG presents may not be comparable to similarly named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Third Quarter 2013 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

Book Value Per Common Share Excluding Accumulated Other Comprehensive Income (Loss) (AOCI) is used to show the amount of AIG’s net worth on a per-share basis. AIG believes Book Value Per Common Share Excluding AOCI is useful to investors because it eliminates the effect of non-cash items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio and foreign currency translation adjustments. Book Value Per Common Share Excluding AOCI is derived by dividing Total AIG shareholders’ equity, excluding AOCI, by Total common shares outstanding.

AIG uses the following operating performance measures because it believes they enhance understanding of the underlying profitability of continuing operations and trends of AIG and its business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors.

After-tax operating income (loss) attributable to AIG is derived by excluding the following items from net income (loss) attributable to AIG: income (loss) from discontinued operations, net loss (gain) on sale of divested businesses and properties, income from divested businesses, legacy tax

FOR IMMEDIATE RELEASE

adjustments primarily related to certain changes in uncertain tax positions and other tax adjustments, legal reserves (settlements) related to “legacy crisis matters,” deferred income tax valuation allowance (releases) charges, changes in fair values of AIG Life and Retirement fixed maturity securities designated to hedge living benefit liabilities (net of interest expense), changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital (gains) losses, (gain) loss on extinguishment of debt, net realized capital (gains) losses, non-qualifying derivative hedging activities, excluding net realized capital (gains) losses, and bargain purchase gain. “Legacy crisis matters” include favorable and unfavorable settlements related to events leading up to and resulting from AIG’s September 2008 liquidity crisis and legal fees incurred by AIG as the plaintiff in connection with such legal matters. See page 12 for the reconciliation of Net income attributable to AIG to After-tax operating income attributable to AIG.

AIG Property Casualty pre-tax operating income (loss) includes both underwriting income (loss) and net investment income, but excludes net realized capital (gains) losses, other (income) expense, legal settlements related to legacy crisis matters described above and bargain purchase gain. Underwriting income (loss) is derived by reducing net premiums earned by claims and claims adjustment expenses incurred, acquisition expenses and general operating expenses.

AIG Property Casualty, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of claims and claims adjustment expense, and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Both the AIG Property Casualty Accident year loss ratio, as adjusted, and AIG Property Casualty Accident year combined ratio, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior-year development, net of premium adjustments, and the impact of reserve discounting. Catastrophe losses are generally weather or seismic events having a net impact on AIG Property Casualty in excess of $10 million each.

AIG Life and Retirement pre-tax operating income (loss) is derived by excluding the following items from pre-tax income (loss): legal settlements related to legacy crisis matters described above, changes in fair values of fixed maturity securities designated to hedge living benefit liabilities (net of interest expense), net realized capital (gains) losses, and changes in benefit reserves and DAC, VOBA, and SIA related to net realized capital (gains) losses.

AIG Life and Retirement premiums and deposits include amounts received on traditional life insurance policies, group benefit policies and deposits on life-contingent payout annuities, as well as deposits received on universal life, investment-type annuity contracts, guaranteed investment contracts and mutual funds.

FOR IMMEDIATE RELEASE

Other Operations pre-tax operating income (loss) is pre-tax income (loss) excluding certain legal reserves (settlements) related to legacy crisis matters described above, (gain) loss on extinguishment of debt, net realized capital (gains) losses, net loss (gain) on sale of divested businesses and properties, and income from divested businesses.

Results from discontinued operations are excluded from all of these measures.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig |Twitter: @AIG_LatestNews | LinkedIn: http://www.linkedin.com/company/aig |

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Financial Highlights*

(in millions, except share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Inc. (Dec.)	2013	2012	% Inc. (Dec.)
AIG Property Casualty Operations:
Net premiums written	$8,660	$8,712	(0.6)%	$26,360	$26,627	(1.0)%

Net premiums earned	8,427	8,752	(3.7)	25,332	26,260	(3.5)
Claims and claims adjustment expenses incurred	5,669	6,252	(9.3)	16,761	18,240	(8.1)
Acquisition expenses	1,664	1,709	(2.6)	5,023	5,199	(3.4)
General operating expenses	1,229	1,232	(0.2)	3,677	3,659	0.5

Underwriting loss	(135)	(441)	69.4	(129)	(838)	84.6
Net investment income	1,179	1,227	(3.9)	3,847	3,603	6.8

Pre-tax operating income	1,044	786	32.8	3,718	2,765	34.5

Net realized capital gains (losses) (a)	(12)	161	NM	73	49	49.0
Other income (expense) - net	(3)	2	NM	10	6	66.7

Pre-tax Income	$1,029	$949	8.4	$3,801	$2,820	34.8

Loss ratio	67.3	71.4		66.2	69.5
Acquisition ratio	19.7	19.5		19.8	19.8
General operating expense ratio	14.6	14.1		14.5	13.9

Combined ratio	101.6	105.0		100.5	103.2

AIG Life and Retirement Operations:
Premiums	$721	$584	23.5	$1,990	$1,830	8.7
Policy fees	645	580	11.2	1,883	1,731	8.8
Net investment income	2,467	2,597	(5.0)	7,981	8,003	(0.3)
Other income	443	319	38.9	1,255	935	34.2

Total revenues	4,276	4,080	4.8	13,109	12,499	4.9
Benefits and expenses	3,132	3,254	(3.7)	9,420	9,429	(0.1)

Pre-tax operating income	1,144	826	38.5	3,689	3,070	20.2

Legal settlements	—	—	NM	467	—	NM
Changes in fair value of fixed maturity securities designated to hedge living benefit liabilities, net of interest expense	(30)	(3)	NM	(128)	48	NM
Change in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(271)	(604)	55.1	(1,482)	(1,120)	(32.3)
Net realized capital gains (a)	398	670	(40.6)	1,984	530	274.3

Pre-tax Income	$1,241	$889	39.6	$4,530	$2,528	79.2

Other operations, pre-tax operating income (loss)	(540)	854	NM	(493)	3,864	NM

Other operations, pre-tax income (loss) before net realized capital gains (losses)	(1,021)	844	NM	(1,376)	3,108	NM
Other operations, net realized capital gains (losses) (a)	(104)	47	NM	107	403	(73.4)
Consolidation and elimination adjustments related to pre-tax operating income (loss)	62	52	19.2	115	(9)	NM
Consolidation and elimination adjustments related to non-operating income (loss), including net realized capital gains (losses) (a)	(28)	(223)	87.4	(19)	(157)	87.9
Income from continuing operations before income tax expense	1,179	2,558	(53.9)	7,158	8,693	(17.7)
Income tax expense (benefit)	(993)	734	NM	123	1,324	(90.7)

Income from continuing operations	2,172	1,824	19.1	7,035	7,369	(4.5)
Income (loss) from discontinued operations, net of income tax expense	(42)	37	NM	84	280	(70.0)

Net income	2,130	1,861	14.5	7,119	7,649	(6.9)

Less: Net income from continuing operations attributable to noncontrolling interests:
Nonvoting, callable, junior and senior preferred interests	—	—	NM	—	208	NM
Other	(40)	5	NM	12	45	(73.3)

Total net income (loss) from continuing operations attributable to noncontrolling interests	(40)	5	NM	12	253	(95.3)

Net income attributable to AIG	$2,170	$1,856	16.9%	$7,107	$7,396	(3.9)%

Financial Highlights -continued

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Inc. (Dec.)	2013	2012	% Inc. (Dec.)

Net income attributable to AIG	$2,170	$1,856	16.9%	$7,107	$7,396	(3.9)%
Adjustments to arrive at after-tax operating income attributable to AIG (amounts are net of tax):
Income (loss) from discontinued operations, net of income tax expense	42	(37)	NM	(84)	(280)	70.0
Net loss on sale of divested businesses	—	—	NM	31	2	NM
Uncertain tax positions and other tax adjustments	36	12	200.0	726	343	111.7
Legal reserves (settlements) related to legacy crisis matters	260	5	NM	(61)	482	NM
Deferred income tax valuation allowance releases	(1,159)	(219)	(429.2)	(2,697)	(1,795)	(50.3)
Changes in fair value of AIG Life and Retirement fixed maturity securities designated to hedge living benefit liabilities, net of interest expense	19	2	NM	83	(31)	NM
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains	176	393	(55.2)	1,065	729	46.1
Loss on extinguishment of debt	52	—	NM	298	6	NM
Net realized capital gains	(175)	(386)	54.7	(1,410)	(489)	(188.3)
Non-qualifying derivative hedging gains, excluding net realized capital gains	—	(5)	NM	—	(18)	NM

After-tax operating income attributable to AIG	$1,421	$1,621	(12.3)	$5,058	$6,345	(20.3)

Income (loss) per common share:

Basic
Income from continuing operations	$1.50	$1.11	35.1	$4.76	$4.05	17.5
Income (loss) from discontinued operations	(0.03)	0.02	NM	0.06	0.16	(62.5)

Net income attributable to AIG	$1.47	$1.13	30.1	$4.82	$4.21	14.5

Diluted
Income from continuing operations	$1.49	$1.11	34.2	$4.74	$4.05	17.0
Income (loss) from discontinued operations	(0.03)	0.02	NM	0.06	0.16	(62.5)

Net income attributable to AIG	$1.46	$1.13	29.2	$4.80	$4.21	14.0

After-tax operating income attributable to AIG per diluted share	$0.96	$0.99	(3.0)%	$3.41	$3.61	(5.5)

Weighted average shares outstanding:
Basic	1,475.1	1,642.5		1,476.0	1,758.0
Diluted	1,485.3	1,642.5		1,481.4	1,758.0

Book value per common share (b)				$67.10	$68.87	(2.6)
Book value per common share excluding accumulated other comprehensive income (c)				$62.68	$60.59	3.4%

Return on equity (d)	8.8%	7.2%		9.6%	9.6%
Return on equity, excluding AOCI (e)	9.5%	8.0%		10.7%	10.5%
Return on equity - after-tax operating income (f)	6.2%	7.0%		7.6%	9.0%

Financial highlights - notes

*	Including reconciliation in accordance with Regulation G.
(a)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.
(b)	Represents total AIG shareholders’ equity divided by common shares outstanding.
(c)	Represents total AIG shareholders’ equity, excluding AOCI divided by shares outstanding.
(d)	Computed as Actual or Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes deferred tax assets.
(e)	Computed as Actual or Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity, excluding AOCI. Equity includes deferred tax assets.
(f)	Computed as Actual or Annualized after-tax operating income divided by average AIG shareholders’ equity, excluding AOCI. Equity includes deferred tax assets.